Exhibit 99

Press release

Date: July 21, 2014

Bioplan and Arcade Marketing Plan Strategic Combination

July 21, 2014, Ileos, owned by funds managed by Oaktree Capital Management, L.P. (“Oaktree”), and Visant Corporation, controlled by affiliates of KKR and DLJ Merchant Banking, today jointly announced their entry into a memorandum of understanding detailing their intention to combine their subsidiaries, Bioplan and Arcade Marketing, resulting in the formation of a new strategic venture, under which Oaktree would retain a 75% ownership interest and KKR/DLJMBP would retain a 25% ownership interest.

The proposed combination is based on the complementary aspects of these two businesses in providing sampling solutions for the beauty, fragrance and personal care segments. The new venture’s global sales and manufacturing platform will be uniquely positioned to service its customers with an enhanced products and services portfolio.

Global player in packaging, Ileos (owned by Oaktree since 2011) pursues its external growth strategy looking for product and geographic complements to its businesses.

The proposed combination with Arcade Marketing will allow its subsidiary, Bioplan, to enrich its product portfolio with patented solutions notably using micro encapsulation and other proprietary flat sample technologies.

Arcade Marketing, with similar strategic ambitions, looks forward to completing the proposed combination, which will also complement its offerings by benefiting from Bioplan’s production capabilities, including vials and sachets.

With the objective to enhance service to its customers, the combined entity will be able to provide exceptional product and service offerings globally relying on a pooling of research, development and manufacturing capabilities fostering continued innovation in sampling solutions.

The new venture is expected to generate turnover of approximately $450 million on a combined basis.

The parties anticipate entering into a definitive transaction agreement once the works’ council consultation process in France is completed. The transaction will be subject to normal and customary closing conditions and regulatory review and is expected to close by the beginning of the fourth quarter of 2014.

Press release

Date: July 21, 2014

About Ileos / Bioplan

Owned by funds managed by Oaktree Capital since 2011, Ileos is a major global player in the field of packaging for cosmetics, pharmaceuticals, wine and spirits. The group strategy relies on innovation, differentiating technical know-hows and an utmost focus on customer service.

For more information on Ileos, please visit the company’s web site at www.ileos.com

Bioplan, subsidiary of Ileos specializes in unit-dose sampling and promotional turnkey solutions, providing vials, sprays, sachets, tubes and thermoform units for care, perfume and makeup. In addition to manufacturing, Bioplan has know-how formulation and filling within its own factories. Bioplan continues its international growth which has accelerated since the acquisition in 2012 of Le Papillon, American sampling, filling and promotional perfume and cosmetics and in 2013 of Aphena Health & Beauty, makeup samples and thermoformed dose solutions. Bioplan has sale and manufacturing presence in France, Poland, Brazil and the United States with approximately 1400 employees globally. For more information on Bioplan, please visit the company’s web site at www.bioplan-beauty.com.

About Visant / Arcade Marketing

Visant Corporation is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling and packaging and educational and trade publishing segments. Visant is controlled by affiliates of KKR and DLJ Merchant Banking.

For more information on Visant, please visit the company’s web site at www.visant.net.

Arcade Marketing is a global provider of sampling solutions for the fragrance, cosmetics and skincare segments. Founded over 100 years ago in the United States, Arcade Marketing has developed a unique portfolio of brands (including ScentStrip®, LiquaTouch®, ShadeSeal®, BeautiPod®) providing sensory sampling solutions and holds a pre-eminent technological portfolio of patents and proprietary know-how. Arcade Marketing currently has a sales and manufacturing presence in the United States, Europe, South America and China, with approximately 600 employees globally.

For more information on Arcade, please visit the company’s web site at www.arcadeinc.com.

No Offer or Solicitation

This news release does not constitute an offer to sell, or an invitation to subscribe for, purchase or exchange, any securities, nor shall there be any offer, sale, issuance, exchange or transfer of any securities in any state or jurisdiction in which such offer, sale, issuance, exchange or transfer would be unlawful.

Use of Forward-Looking Statements

This news release may contain “forward-looking statements.”. Forward-looking statements are not historical facts, but rather predictions and generally can be identified by use of statements that include such words as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “believe” and other similar expressions that are intended to identify forward-looking statements and information. These forward-looking statements are based on estimates and assumptions by management that, although believed to be reasonable, are inherently uncertain and

Press release

Date: July 21, 2014

subject to a number of risks and uncertainties. Actual results may differ materially from current expectations. Readers are cautioned not to place undue reliance on these forward-looking statements, and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release, are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Readers are strongly encouraged to read the full cautionary statements and risk factors contained in Visant’s filings with the Securities and Exchange Commission. Visant undertakes no obligation to update publicly or revise any forward-looking statements in light of new information, future events or otherwise, except as required by law.

Visant Investor Inquiries:

Paul Carousso, +1 914 595 8218

paul.carousso@visant.net

Ileos Inquiries:

Sophie Magrino, +33 (0)1 56 58 18 33

sophie@rougecom.fr